THIS PROMISSORY NOTE IS SUBORDINATED TO ANY PRESENT OR FUTURE INDEBTEDNESS OWING FROM THE MAKER TO BANK OF AMERICA, N.A. AND ITS ASSIGNS, AND MAY BE ENFORCED ONLY IN ACCORDANCE WITH THAT CERTAIN SUBORDINATION AGREEMENT DATED FEBRUARY 22, 2010, BETWEEN TAG HOLDINGS, LLC AND BANK OF AMERICA, N.A.

SUBORDINATED UNSECURED PROMISSORY NOTE

US $8,251,076.00	February 22, 2010

For Value Received, THE KEYW HOLDING CORPORATION, a Maryland corporation (“Company”), hereby promises to pay to the order of TAG Holdings, LLC, a Virginia limited liability company (“Seller”), in lawful money of the United States of America and in immediately available funds, the principal sum of EIGHT MILLION TWO HUNDRED FIFTY ONE THOUSAND SEVENTY SIX DOLLARS (US $8,251,076.00) together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth below.  This Subordinated Unsecured Promissory Note (this “Note”) is made in connection with that certain Contribution Agreement, dated as of the date hereof (the “Contribution Agreement”), by and among Company, Seller, the members of Seller, The Analysis Group, LLC, a Virginia limited liability company, and certain other parties thereto.  All capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Contribution Agreement.

1.           Principal Repayment.  Subject to Section 7 hereof, the outstanding principal amount of this Note shall be due and payable on the earlier of (i) February 28, 2011; (ii) seven (7) days following an IPO Event (as defined below); or (iii) simultaneous with a Change of Control (as defined below) (the “Maturity Date”).  Notwithstanding the foregoing, all principal payments in respect of this Note shall be subject to Section 8 of the Contribution Agreement, the Subordination Agreement (as defined below), and subject to the provisions hereunder.

2.           Definitions.  For purposes of this Note, (A) a “Change of Control” shall mean (i) any change, in a single or series of related transactions, of fifty percent (50%) or more of the combined voting power of all classes of the voting equity or other economic interests (including assets) of any member or members of the HoldCo Group whose revenue, individually or combined, is equal to or greater than fifty percent (50%) of the aggregate revenue of all members of the HoldCo Group immediately prior to such transaction or series of related transactions; provided, that the issuance of the equity of a member of the HoldCo Group as consideration in connection with such member's acquisition of assets, equity or other property of another Person or Persons shall not in any event constitute a Change of Control, or (ii) (x) a sale, or other disposition of a majority of the assets of Company, (y) a transfer or sale of more than fifty percent (50%) of the combined voting power of all classes of the voting equity of Company, or (z) a merger or consolidation involving Company in which Company's voting equity interests outstanding immediately prior to such merger or consolidation are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and a third party controls Company as a result, (B) “HoldCo Group” shall mean Company or any direct or indirect subsidiary of Company and (C) “IPO Event” shall mean the consummation of an initial public offering pursuant to an effective registration statement under the Securities Act of 1933 of any member of HoldCo Group.

3.           Interest Rate and Payments.  Company further promises to pay interest on the outstanding principal amount of this Note from the date hereof until payment in full at an interest rate equal to eight percent (8%) per annum, compounded quarterly, and such interest shall be payable in full on the date that the principal amount hereof is required to be paid hereunder.  All computations of interest shall be made by Seller on the basis of a year of 360 days based upon the actual number of days elapsed.  Notwithstanding the foregoing, all interest payments and late charges in respect of this Note shall be subject to Section 8 of the Contribution Agreement, the Subordination Agreement, and subject to the provisions hereunder.

4.           Place of Payment.  All amounts payable hereunder shall be payable in immediately available funds to Seller at the address or to the wire transfer account designated by Seller by prior written notice, which notice shall contain wire transfer instructions, if applicable.

5.           Application of Payments.  Payment on this Note received by Seller shall be applied first to late payment charges or other sums owned to Seller hereunder, next to accrued interest, and thereafter to the outstanding balance of the principal amount hereof.

6.           Capital Gains Rate Change Payment.   In the event that any principal, and/or other payment (other than interest) under this Note is paid after December 31, 2010, the amount of any such payment shall be increased by an amount equal to (i) the amount of such payment multiplied by (ii) the difference, if any, between (a) the U.S. federal long-term capital gains tax rate applicable to Seller on the date that such payment is made and (b) the U.S. federal long-term capital gains tax rate applicable to payments made in calendar year 2010 (the "CGRC Payment").  Any CGRC Payment payable hereunder shall be due and payable by Company to Seller on the date that any principal payment is required to be paid pursuant to this Note.  In the event that the U.S. federal long-term capital gains tax rate applicable to Seller on the date that such payment is made is less than the U.S. federal long-term capital gains tax rate applicable to payments made in calendar year 2010, the amount of any payment under this Note shall be decreased by an amount equal to (i) the amount of such payment multiplied by (ii) the difference, if any, between (a) the U.S. federal long-term capital gains tax rate applicable to Seller on the date that such payment is made and (b) the U.S. federal long-term capital gains tax rate applicable to payments made in calendar year 2010.

7.           Prepayment. Company may, at its option at any time and from time to time hereafter, prepay, in whole or part, without premium or penalty, the outstanding principal amount of this Note, together with accrued but unpaid interest on such principal amount to the date of prepayment.

8.           Default.  Each of the following events shall be an “Event of Default” hereunder:

(a)             if Company shall fail to pay timely any of the principal or interest due under this Note on the date the same becomes due and payable and such default is not cured within five (5) days following written notice thereof by Seller to Company;

(b)             if Company shall fail to perform, in the time and manner required, any of its obligations or covenants under, or shall fail to comply with any of the provisions of, this Note, which does not involve the failure to make a payment when due (be it principal or interest), and such default is not cured within thirty (30) days following written notice thereof by Seller to Company;

(c)             if a default or event of default with respect to any Senior Debt (as defined in Section 12 below) has occurred and is continuing and the holders of such Senior Debt have accelerated the maturity of such Senor Debt;

(d)             if any member of HoldCo Group files any petition or commences any case or other proceeding with respect thereto for relief under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, liquidation, or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors, or admits in writing its inability to pay or generally fails to pay its debts as they mature or become due, or takes any corporate action in furtherance of any of the foregoing; or

(e)             if an involuntary petition is filed or any case or other proceeding is commenced against any member of HoldCo Group (unless such petition is dismissed or discharged within ninety (90) days) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, liquidator, assignee for the benefit of creditors (or other similar official) is applied for or appointed for any member of HoldCo Group or is applied for or appointed to take possession, custody or control of any property of such member of HoldCo Group.

9.           Default Interest Rate.  Upon and from the occurrence of any Event of Default throughout the time that such Event of Default continues and remains uncured and that any portion of the outstanding principal amount of this Note or any CGRC Payment remains unpaid and outstanding, such outstanding principal amount and outstanding CGRC Payment will bear interest at the rate equal to fourteen percent (14%) per annum.

10.         Remedies.  Upon the occurrence of an Event of Default the then-outstanding principal balance of this Note, together with any accrued but unpaid interest on such principal amount and all other sums payable, shall at the option of Seller become immediately due and payable.  Notwithstanding the foregoing, if there shall occur an Event of Default under Section 8(d) or 8(e) above, the then-outstanding principal balance of this Note, together with any accrued but unpaid interest on such principal amount and all other sums payable, shall become immediately due and payable without any action on the part of Seller.

11.         Payment of Stock.  In the event that, notwithstanding the terms of the Subordination Agreement (or any other subordination agreement), Company does not pay the principal amount of this Note and all accrued but unpaid interest under this Note on the Maturity Date, Company shall pay Seller an aggregate of One Hundred Forty Thousand (140,000) shares of common stock of Company.

12.         Subordination.  The rights of Seller under this Note are expressly subordinate to the indebtedness and other obligations to Bank of America, N.A. (the “Bank”) pursuant to the terms of the that certain subordination agreement, dated February 22, 2010 executed by Seller and accepted by the Bank and Company, subordinating this Note to the Bank’s indebtedness (the “Subordination Agreement”), and to Company’s future non-affiliated lenders of Senior Debt to the extent provided in any future subordination agreement Seller enters into pursuant to the terms of this Section 12; provided that any future subordinations shall exclude Company’s obligations under Sections 1(ii) and 1(iii) hereof and shall incorporate the limitations of this Section 12. Without limiting the terms of the Subordination Agreement, by accepting this Note, Seller hereby agrees, upon the written request of Company, to enter into additional subordination agreements containing such commercially reasonable terms and conditions as Seller and such lender(s) mutually agree upon (which terms and conditions may be less restrictive than those in the Subordination Agreement) for the purposes of subordinating payment of the indebtedness evidenced by this Note to any other future senior or mezzanine secured indebtedness of Company held by the Bank or another financial institution (collectively “Senior Debt”); provided, that no such future subordination agreements shall contain terms and conditions more adverse to Seller or more restrictive with respect to Seller’s right to payments hereunder, than those contained in the Subordination Agreement.

13.         Covenants of Company.  Until all principal hereunder is paid in full, together with all interest and any CGRC Payment required to be paid on the date of such payment, Company agrees to comply with the following covenants:

(a)  Company shall cause this Note to be senior in right of payment to any other subordinated notes or indebtedness for borrowed money incurred by Company in connection with any future acquisition of other entities or assets by Company (excluding third party mezzanine financing from institutional lenders, which excluded lenders shall not include the sellers of any entity or assets acquired by Company or their affiliates);

(b)  Company shall not redeem or purchase securities in Company from any equity holder of Company (other than Seller) without the prior written consent of Seller until this Note is paid in full except for any repurchases of Capital Stock of Company in an aggregate amount not to exceed $500,000 without the prior written consent of the lender providing the Senior Debt;

(c)   At the time Company delivers to the holders of Senior Debt any reports or financial statements required under the documentation evidencing the Senior Debt (including any reports or financial statements required to be delivered to the Bank), it shall deliver copies of such reports and financial statements to Seller; and

(d)  Company shall promptly provide the Bank (and any other lender providing Senior Debt) all compliance certificates and other materials required by the Subordination Agreement (or other subordination agreement entered into by Seller with respect to the Senior Debt) to permit the payment of amounts due to Seller by the Company.

14.         Governing Law.  This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

15.         Successors and Assigns.  The provisions of this Note shall inure to the benefit of and be binding on any successor to Company and Seller.  This Note may not be assigned, transferred (by operation of law or otherwise) or pledged by Seller without the prior written consent of Company (which consent shall not be unreasonably conditioned, withheld or delayed), provided that any such transferee, assignee or pledgee shall be subject to all of the terms and conditions of this Note, including, without limitation, Section 12 and any subordination agreement executed by Seller with respect to this Note.

16.         Third Party Beneficiaries.  The provisions contained in Section 12 of this Note are and will be for the benefit of any third party that is a holder of Senior Debt; and, accordingly, any such third party shall have the right to enforce such provisions of this Note.

17.         Enforcement Costs.  Should the indebtedness represented by this Note or any part hereof be collected in any proceeding, Seller shall be entitled to collect its reasonable fees and costs incurred in such proceeding, including reasonable attorneys’ fees.  In addition, and without duplication, following an Event of Default, Company shall be required to pay all reasonable attorney’s fees and expenses incurred by Seller in enforcing and collecting this Note in circumstances where suit is not brought, so long as the actions taken by Seller are in compliance with and permitted under this Note or any other written agreements signed by Seller regarding the indebtedness contemplated hereby.

18.         Waiver of Jury Trial.  THE COMPANY AND SELLER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF OR UNDER THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH THIS NOTE.

19.         Notice.  All notices hereunder shall be provided in the manner set forth in the Contribution Agreement.

20.         Waiver.  Company hereby expressly waives presentment for payment, demand, protest and notice of dishonor and protest, and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

21.         Commercial Loan.  Company acknowledges and warrants that the debt evidenced hereby is a “commercial loan” within the meaning of Title 12 of the Commercial Law Articles of the Annotated Code of Maryland.

22.         Replacement of Note.  Upon receipt by Seller of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Note and (in the case of loss, theft or destruction) of an indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Note, if mutilated, Company will deliver a new Note of like tenor in lieu of this Note.  Any Note delivered in accordance with this paragraph shall be dated as of the date of this Note.

23.         Entire Agreement; Amendments.  This Note, together with the Contribution Agreement and the other Transaction Documents, constitutes the entire agreement and understanding of the parties, and supersedes and replaces in their entirety any prior discussions, agreements, etc., all of which are merged herein and therein.   None of the terms of this Note may be amended or otherwise modified except by an agreement in writing executed by each of Company and Seller.

In Witness Whereof, this Subordinated Unsecured Promissory Note has been duly executed as an instrument under seal as of the date first set forth above.

COMPANY:	THE KEYW HOLDING CORPORATION

	By:	/s/ John E. Krobath

	Name:	John E. Krobath

	Title:	Chief Financial Officer

Acknowledged and Agreed:

SELLER:

/s/ D. Patrick Curry
TAG Holdings, LLC

Date of Note:  February 22, 2010
Payor:  The KEYW Holding Corporation
Principal Amount:   $8,251,076.00

Signature Page to Promissory Note